EDWARD J. TOSCANO, P.C.
                              ATTORNEY AT LAW
                            339 New York Avenue
                       Huntington Village, NY  11743

Telephone (631) 351- 4037                         Facsimile (631) 351- 4083


                              January 1, 2003




Christian Nigohossian
Rescon Technology Corporation
Vanderbilt Center, 300 Vanderbilt Motor Parkway, Suite 200
Hauppage, NY  11788

Dear Mr. Nigohossian:

This letter shall confirm our agreement whereby you retained our office on behalf of Rescon Technology Corporation.

It is agreed that our office has, and will continue to act as legal counsel to provide litigation and other related services for the period from January 1, 2003 to December 31, 2003.

It is agreed that you shall be billed for services to be rendered at $325.00 per hour for all legal services and $45.00 per hour for all paralegal services provided.

Our office shall keep track of all time incurred on your behalf and shall forward to you a statement every month detailing the services provided to you.

All balances shall be due within fourteen (14) days of receipt to you of our invoice.

     Sincerely



     EDWARD J. TOSCANO

EJT/sc